Exhibit 99.1

FICO Announces Earnings for Second Quarter Fiscal 2011

Revenue of $153 million and bookings of $58 million;

Earnings per share of $0.19 after previously announced restructuring charge of $0.20 per share

MINNEAPOLIS--(BUSINESS WIRE)--May 4, 2011--FICO (NYSE:FICO), the leading provider of analytics and decision management technology, today announced financial results for its second fiscal quarter ended March 31, 2011.

Second Quarter Fiscal 2011 Results
Net income for the quarter totaled $7.7 million, or $0.19 per share. As previously announced, second quarter results included an $8.1 million after-tax restructuring charge for workforce and facility reductions, or $0.20 per diluted share. This compares with prior-year period net income of $13.0 million, or $0.28 per share.

Second Quarter Fiscal 2011 Revenue
The company reported quarterly revenues of $152.8 million versus $143.7 million reported in the prior year period, an increase of 6%.

“We delivered solid growth in our Applications and Tools portfolio, and our Scores business remains stable amid further signs of improvement in the economy,” said Mark Greene, chief executive officer. “We streamlined our cost structure while reallocating resources towards growth opportunities, product innovation and client service. We remain confident in the value and relevance of our solutions, the strength of our market position and our ability to deliver both revenue and earnings in line with guidance.”

Revenues for the second quarter of fiscal 2011 across each of the company’s three operating segments were as follows:

  Applications revenues, which include the company’s preconfigured Decision Management applications and associated professional services, were $95.9 million in the second quarter compared to $86.9 million in the prior year quarter, an increase of 10%, primarily due to an increase in revenue from Fraud Management and Originations solutions.

  Scores revenues, which include the company’s business-to-business (B2B) scoring solutions and associated professional services, and the myFICO® business-to-consumer (B2C) service, were $41.0 million in the second quarter compared to $42.5 million in the prior year quarter, a decrease of 4%, due to a decrease in business-to-consumer (B2C) service
  Tools revenues, which include Blaze Advisor®, Xpress Optimization and related products and services, were $15.9 million in the second quarter compared to $14.3 million in the prior year quarter, an increase of 11%, primarily due to an increase in Decision Optimizer and Blaze Advisor license sales during the quarter.

Bookings
Bookings for the second quarter were $57.7 million compared to $54.3 million in the prior year period. Bookings represent contracts signed in the current reporting period that will generate new future revenue streams. Management regards the volume of bookings achieved, among other factors, as an important indicator of future revenues, but they are not comparable to, nor should they be substituted for, an analysis of the company’s revenues, and they are subject to a number of risks and uncertainties concerning timing and contingencies affecting product delivery and performance.

Balance Sheet and Cash Flow
Cash and cash equivalents, and investments were $274.4 million at March 31, 2011, as compared to $230.3 million at September 30, 2010. Significant changes in cash and cash equivalents from September 30, 2010 include $59.6 million of cash provided by operations, $6.9 million from issuances of common stock from share-based payment plans, $19.3 million related to the repurchase of common stock, $5.1 million related to the purchase of property and equipment, and $1.6 million of dividends paid.

Outlook
The company revises the previously issued guidance for fiscal 2011, which follows:

	New Fiscal 2011 Guidance	Old Fiscal 2011 Guidance
Revenue	$620 million - $625 million	$620 million - $625 million
GAAP Net Income	$68 million - $72 million	$70 million - $73 million
Non-GAAP Net Income, excluding
restructuring charges of $8.7	$77 million - $81 million	$76 million - $80 million
million
GAAP Earnings Per Share
(assumes 39.9 million outstanding	$1.71 - $1.81	$1.75 - $1.83
shares)
Non-GAAP Earnings Per Share,
excluding restructuring charges of	$1.93 - $2.03	$1.90 - $2.00
$0.21 (assumes 39.9 million
outstanding shares)

Our guidance figures for non-GAAP net income and non-GAAP earnings per share have been adjusted to exclude the effects of restructuring charges for Fiscal 2011 related to workforce and facility reductions. We believe the presentation of guidance on these non-GAAP figures provides useful information to investors for comparing year-over-year performance and analyzing business trends of our financial condition and results of operations, particularly given that we revised our Fiscal 2011 guidance earlier this year partially as a result of the restructuring charges.

Company to Host Conference Call
The company will host a webcast today at 5:00 p.m. Eastern Time (4:00 p.m. Central Time/2:00 p.m. Pacific Time) to report its second quarter fiscal 2011 results and provide various strategic and operational updates. The call can be accessed at FICO's Web site at www.FICO.com (follow the instructions on the Investor Relations page). A replay of the webcast will be available through June 4, 2011.

The webcast will also be distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

About FICO
FICO (NYSE:FICO) delivers superior predictive analytics that drive smarter decisions. The company’s groundbreaking use of mathematics to predict consumer behavior has transformed entire industries and revolutionized the way risk is managed and products are marketed. FICO’s innovative solutions include the FICO® Score — the standard measure of consumer credit risk in the United States — along with the industry-leading solutions for managing credit accounts, identifying and minimizing the impact of fraud, and customizing consumer offers with pinpoint accuracy. Most of the world’s top banks, as well as leading insurers, retailers, pharma businesses and government agencies rely on FICO solutions to accelerate growth, control risk, boost profits and meet regulatory and competitive demands. FICO also helps millions of individuals manage their personal credit health through www.myFICO.com. Learn more at www.fico.com. FICO: Make every decision count.

Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company’s Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to realize the anticipated benefits of any acquisitions, continuing material adverse developments in global economic conditions, and other risks described from time to time in FICO’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2010 and its last quarterly report on Form 10-Q for the period ended December 31, 2010. If any of these risks or uncertainties materializes, FICO’s results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.

FICO, myFICO and Blaze Advisor are all trademarks or registered trademarks of Fair Isaac Corporation in the United States and in other countries.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Six Months Ended March 31, 2011 and 2010
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010

Revenues:
Transactional and maintenance	$111,431	$113,701	$226,193	$228,807
Professional services	27,041	23,926	54,949	50,163
License	14,352	6,093	27,613	16,246
Total revenues	152,824	143,720	308,755	295,216

Operating expenses:
Cost of revenues	48,506	44,641	94,309	87,160
Research and development	16,222	19,251	34,283	38,227
Selling, general and administrative	55,449	53,697	115,082	108,900
Amortization of intangible assets	1,933	3,070	3,862	6,235
Restructuring	11,522	-	12,391	-
	133,632	120,659	259,927	240,522
Operating income	19,192	23,061	48,828	54,694
Other expense, net	(8,158)	(3,889)	(16,371)	(9,139)
Income from operations before income taxes	11,034	19,172	32,457	45,555
Provision for income taxes	3,289	6,180	8,703	14,877
Net income	$7,745	$12,992	$23,754	$30,678

Basic earnings per share	$0.19	$0.28	$0.59	$0.65
Diluted earnings per share	$0.19	$0.28	$0.59	$0.65

Shares used in computing earnings per share:
Basic	40,010	46,447	39,966	47,033
Diluted	40,618	46,870	40,528	47,399

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2011 and September 30, 2010
(In thousands)
(Unaudited)

	March 31,	September 30,
	2011	2010

ASSETS:
Current assets:
Cash and cash equivalents	$258,294	$146,199
Marketable securities	-	68,615
Accounts receivable, net	106,893	113,187
Prepaid expenses and other current assets	15,898	19,174
Total current assets	381,085	347,175

Marketable securities and investments	16,122	15,441
Property and equipment, net	29,038	30,975
Goodwill and intangible assets, net	690,854	693,197
Other assets	35,327	36,928
Total assets	$1,152,426	$1,123,716

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$42,807	$37,497
Accrued compensation and employee benefits	24,004	33,697
Deferred revenue	51,020	42,953
Current maturities on long-term debt	8,000	8,000
Total current liabilities	125,831	122,147

Senior notes	512,000	512,000
Other liabilities	16,318	14,655
Total liabilities	654,149	648,802

Stockholders’ equity	498,277	474,914
	$1,152,426	$1,123,716

FAIR ISAAC CORPORATION
REVENUE BY SEGMENT
For the Quarters and Six Months Ended March 31, 2011 and 2010
(In thousands)
(Unaudited)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2011	2010	2011	2010

Applications revenues:
Transactional and maintenance	$64,102	$64,703	$130,699	$131,437
Professional services	23,486	19,621	48,235	41,083
License	8,348	2,572	14,638	7,248
Total applications revenues	$95,936	$86,896	$193,572	$179,768

Scores revenues:
Transactional and maintenance	$39,894	$41,885	$80,399	$83,028
Professional services	730	649	969	1,059
License	336	-	407	-
Total scores revenues	$40,960	$42,534	$81,775	$84,087

Tools revenues:
Transactional and maintenance	$7,435	$7,113	$15,095	$14,342
Professional services	2,825	3,656	5,745	8,021
License	5,668	3,521	12,568	8,998
Total tools revenues	$15,928	$14,290	$33,408	$31,361

Total revenues:
Transactional and maintenance	$111,431	$113,701	$226,193	$228,807
Professional services	27,041	23,926	54,949	50,163
License	14,352	6,093	27,613	16,246
Total revenues	$152,824	$143,720	$308,755	$295,216

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended March 31, 2011 and 2010
(In thousands)
(Unaudited)

	Six Months Ended
	March 31,
	2011	2010
Cash flows from operating activities:
Net income	$23,754	$30,678
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	12,770	16,128
Share-based compensation	8,205	9,382
Changes in operating assets and liabilities net of disposition effects	15,404	17,928
Other, net	(515)	(4,151)
Net cash provided by operating activities	59,618	69,965

Cash flows from investing activities:
Purchases of property and equipment	(5,106)	(8,010)
Net activity from marketable securities	68,189	8,917
Other, net	75	540
Net cash provided by investing activities	63,158	1,447

Cash flows from financing activities:
Proceeds from issuances of common stock	6,889	2,156
Repurchases of common stock	(19,311)	(57,530)
Other, net	(472)	(839)
Net cash used in financing activities	(12,894)	(56,213)

Effect of exchange rate changes on cash	2,213	(2,446)

Increase in cash and cash equivalents	112,095	12,753
Cash and cash equivalents, beginning of period	146,199	178,157
Cash and cash equivalents, end of period	$258,294	$190,910

CONTACT:
FICO
Investors/Analysts:
Steve Weber
(800) 213-5542
investor@fico.com
or
Media:
Steve Astle
(415) 446-6204
stephenastle@fico.com